SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2010 (January 14, 2010)

SIRIUS XM RADIO INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

_____________________________

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On January 14, 2010, we entered into a new employment agreement (the “Employment Agreement”) with Patrick L. Donnelly to continue to serve as our Executive Vice President, General Counsel and Secretary, through January 13, 2014. The Employment Agreement supersedes Mr. Donnelly’s existing employment agreement and provides for an initial base salary of $575,000, with specified increases. If Mr. Donnelly’s employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay him a lump sum payment equal to his then annual salary and the cash value of the bonus last paid or payable to him in respect of the preceding fiscal year and to continue his health and life insurance benefits for one year. Our obligations to pay the foregoing amounts are subject to Mr. Donnelly’s execution of a valid release of claims against us and his compliance with certain restrictive covenants. We have also agreed to indemnify Mr. Donnelly for any excise taxes that may be imposed on him under Section 280G of the Internal Revenue Code.

     In connection with the execution of the Employment Agreement, we granted Mr. Donnelly an option to purchase 13,163,495 shares of our common stock at an exercise price of $0.6669 per share (the last sale price of our common stock on the Nasdaq Global Select Market prior to the execution of the Employment Agreement) (the “Option”). The Option will generally vest in four equal installments on each of January 14, 2011, January 14, 2012, January 14, 2013 and January 14, 2014, subject to earlier acceleration or termination under certain circumstances.

     The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01         Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

The Exhibit Index attached hereto is incorporated herein.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/	Dara Altman
Dara Altman
Executive Vice President and
Chief Administrative Officer

Dated: January 15, 2010

EXHIBITS

Exhibit	Description of Exhibit

10.1	Employment Agreement, dated as of January 14, 2010, between Sirius XM Radio Inc. and Patrick L. Donnelly